SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

November 28, 2006

Date of report (date of earliest event reported)

HM PUBLISHING CORP.

HOUGHTON MIFFLIN COMPANY

(Exact name of registrants as specified in their charters)

Delaware Massachusetts	333-110720 333-105746	13-4265843 04-1456030
(State or other jurisdictions of incorporation or organization)	Commission File Numbers	(I.R.S. Employer Identification Nos.)

222 Berkeley Street

Boston, Massachusetts 02116

(Address of principal executive offices) (Zip Code)

(617) 351-5000

(Registrants’ telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications Pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 113e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On November 28, 2006, Houghton Mifflin Holding Company, Inc., a Delaware corporation (“Parent”) announced that it had agreed to be acquired by HM Rivergroup PLC, a public limited company incorporated in Ireland (“Holdings”). Holdings will acquire Parent through the merger of a subsidiary with and into Parent, with Parent continuing as the surviving corporation and a wholly owned subsidiary of Holdings. The Registrants are indirect wholly owned subsidiaries of Parent.

The purchase price of approximately $3.4 billion consists of approximately $1.75 billion in cash plus the assumption of approximately $1.61 billion in net debt. In addition, as part of the transaction, certain members of management and other employees of Parent will roll over $40 million of their equity into equity of Holdings.

Concurrent with the acquisition of Parent, Holdings will acquire Riverdeep Holdings Limited, a leading U.S. publisher of branded interactive educational and personal publishing products, in a share-for-share exchange valuing Riverdeep Holdings Limited at approximately $1.2 billion, including the assumption of net debt.

On November 29, 2006, Parent issued a press release announcing the acquisition and related transactions, a copy of which is furnished as Exhibit 99.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.1	Press Release dated November 29, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

HM PUBLISHING CORP.
HOUGHTON MIFFLIN COMPANY

By:	/s/ Paul D. Weaver
	Name:	Paul D. Weaver
	Title:	Senior Vice President, Secretary and General Counsel

Dated: December 4, 2006

Exhibit Index

Exhibit	Description

99.1	Press Release dated November 29, 2006.